Exhibit 99.1

Journey Medical Corporation Appoints Joseph Benesch as Interim Chief Financial Officer

Scottsdale, AZ – January 20, 2023 – Journey Medical Corporation (Nasdaq: DERM) (“Journey Medical” or the “Company”), a commercial-stage biopharmaceutical company that focuses on the development and commercialization of pharmaceutical products for the treatment of dermatological conditions, today announced that Ernest (Ernie) De Paolantonio has notified the Company that, effective January 27, 2023, he will step down as Chief Financial Officer of Journey Medical to pursue another opportunity. The Company also today announced the appointment of Joseph M. Benesch as Interim Chief Financial Officer, effective January 27, 2023.

Claude Maraoui, Co-Founder, President and Chief Executive Officer of Journey Medical, said, “Joe has been an instrumental member of our finance and accounting team overseeing all functions as Corporate Controller for over a year now. With more than 25 years of experience in the industry, Joe is well-prepared to take the helm of the finance and accounting team during this exciting time for the Company. We anticipate many upcoming milestones, including the announcement of topline data from our DFD-29 Phase 3 clinical trials in the first half of this year with a subsequent NDA filing later this year.”

The Company is conducting an internal and external search for a permanent Chief Financial Officer.

Mr. Maraoui continued, "We want to thank Ernie for his contributions to the Company as Chief Financial Officer. Journey Medical benefited from his extensive financial experience and leadership during a critical period as we became a publicly traded, fully integrated pharmaceutical company with eight marketed products and a clinical development pipeline. We have a solid financial foundation in place, and we wish Ernie continued success in the future."

"I look forward to continuing to work with the Journey Medical management team while leading the finance and accounting functions,” commented Mr. Benesch.

Mr. Benesch has served as the Company’s Corporate Controller since November 2021. He has over 25 years of experience in all aspects of financial reporting, technical accounting, corporate controllership, regulatory compliance and pharmaceutical company operations. Mr. Benesch previously served as the Principal Accounting Officer, Vice President and Corporate Controller of Teligent Pharma Inc., a specialty generic pharmaceutical company, and Corporate Controller of Torrent Pharmaceuticals, a U.S. subsidiary of the Torrent Group, a multinational pharmaceutical company. Before joining Torrent, he held senior financial management positions of increasing responsibility from Corporate Controller to Vice President of Finance at Savient Pharmaceuticals, Adare Pharmaceuticals and Edenbridge Pharmaceuticals. Mr. Benesch’s expertise includes building and leading finance teams and preparing SEC and GAAP compliant financial statements, and Sarbanes Oxley implementation. Mr. Benesch began his career in the public accounting sector at Baker Tilly Virchow Krause, LLP, and Ernst and Young working with a diverse client base. Mr. Benesch is a graduate of Wilkes University where he earned a BA in accounting and is a Certified Public Accountant.

To ensure a smooth transition, Mr. De Paolantonio will consult with and advise the Company through March 31, 2023.

Mr. De Paolantonio commented, “It has been a pleasure working with the Journey Medical team and leading the finance group as the company transitioned from being privately held to publicly traded. I believe that the company is well-positioned to achieve many milestones this year and I am committed to a seamless transition.”

About Journey Medical Corporation

Journey Medical Corporation (Nasdaq: DERM) (“Journey Medical”) is focused on identifying, acquiring, developing and strategically commercializing innovative, differentiated dermatology products through its efficient sales and marketing model. The company currently markets eight products that help treat and heal common skin conditions. The Journey Medical team comprises industry experts with extensive experience in developing and commercializing some of dermatology’s most successful prescription brands. Journey Medical is located in Scottsdale, Arizona and was founded by Fortress Biotech, Inc. (Nasdaq: FBIO). Journey Medical’s common stock is registered under the Securities Exchange Act of 1934, as amended, and it files periodic reports with the U.S. Securities and Exchange Commission (“SEC”). For additional information about Journey Medical, visit www.journeymedicalcorp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. As used below and throughout this press release, the words “we”, “us” and “our” may refer to Journey Medical. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. The words “anticipate,” “believe,” “estimate,” “may,” “expect,” “will,” “could,” “project,” “intend” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; risks relating to the timing of starting and completing clinical trials, including disruptions that may result from hostilities in Europe; our dependence on third-party suppliers; risks relating to the COVID-19 outbreak and its potential impact on our employees’ and consultants’ ability to complete work in a timely manner and on our ability to obtain additional financing on favorable terms or at all; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; potential recovery of funds lost from previously disclosed cyber security breaches; as well as other risks described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K filed on March 28, 2022, subsequent Reports on Form 10-Q, and our other filings we make with the SEC. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Company Contact:

Jaclyn Jaffe

(781) 652-4500

ir@jmcderm.com

Media Relations Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com